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                                    EXHIBIT 99.1

                           BROTHERS GOURMET COFFEES, INC.

FOR IMMEDIATE RELEASE

CONTACT: BARRY BILMES
         VICE PRESIDENT FINANCE AND ADMINISTRATION
         BROTHERS GOURMET COFFEES, INC.
         (561) 995-2600

                            BROTHERS GOURMET COFFEES, INC.
                             ANNOUNCES SALE OF ASSETS TO
                            THE PROCTER & GAMBLE COMPANY

    BOCA RATON, FLORIDA, TUESDAY, MARCH 9, 1999:  Brothers Gourmet Coffees,
Inc. ("Brothers," traded on the OTCBB under the symbol "BEANQ"), announced today that, on Monday, March 8, 1999, it and its affiliates (collectively, the "Debtors"), after consultation with the Official Unsecured Creditors' Committee, selected The Procter & Gamble Company ("P&G") as the successful bidder for Brothers' distribution assets and signed a definitive Asset Purchase Agreement with P&G.

    Pursuant to the Asset Purchase Agreement, P&G has agreed to purchase certain of Brothers' finished product inventory and all of Brothers' green coffee inventory, intellectual property, accounts receivable, in-store equipment and other intangibles (i.e., contracts, goodwill, etc.) for $21.5 million in cash. As part of the transaction, P&G has agreed to assume $1.3 million of Brothers' liabilities. The parties also have agreed to enter into a Transitional Supply and Services Agreement, pursuant to which Brothers will agree to roast, package and ship nine (9) million pounds of coffee for P&G during the twelve
(12) month period immediately following the closing of the transaction in return for which P&G will pay Brothers $2.4 million in excess of Brothers' production costs. The transaction is scheduled to close on April 30, 1999, subject to obtaining all of the necessary approvals and consents for the transaction.

    The Debtors will retain ownership of all of their roasting and packaging assets located at their Houston, Texas, manufacturing facility. The Debtors will continue to operate the Houston facility during the term of the Transitional Supply and Services Agreement while, at the same time, looking for a buyer for the facility. The Transitional Supply and Services Agreement is fully assignable with P&G's consent.

    Based on the information currently available, the Debtors do not believe that the combined proceeds from the sale of assets to P&G and the anticipated proceeds from the disposition of the Houston facility will be sufficient to repay all of their indebtedness. Accordingly, it is not anticipated that any distributions will be made to Brothers stockholders.


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    STATEMENTS CONTAINED IN THIS NEWS RELEASE, IF NOT HISTORICAL, ARE FORWARD
LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, WHICH INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS DESCRIBED IN THE FORWARD LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE THE EFFECT ON VENDORS, CUSTOMERS AND OTHER THIRD PARTIES WITH WHOM THE DEBTORS DO BUSINESS OF THE DEBTORS' STATUS AS DEBTORS-IN-POSSESSION IN A PROCEEDING UNDER CHAPTER 11 OF THE FEDERAL BANKRUPTCY LAWS, COMPLIANCE WITH THE CONDITIONS PRECEDENT AND SUBSEQUENT IN THE ASSET PURCHASE AGREEMENT AND TRANSITIONAL SUPPLY AND SERVICES AGREEMENT WITH THE PROCTER & GAMBLE COMPANY, BROTHERS' DEPENDENCE ON KEY PERSONNEL, THE ABILITY OF THE DEBTORS TO DISPOSE OF THE HOUSTON MANUFACTURING FACILITY AND THE TERMS AND CONDITIONS OF SUCH DISPOSITION AND THE STRUCTURE AND TERMS OF ANY PLAN OF REORGANIZATION FOR THE DEBTORS. A FURTHER DISCUSSION OF FACTORS THAT COULD AFFECT THE COMPANY'S BUSINESS AND RESULTS OF OPERATIONS IS INCLUDED IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.